Eternal Energy Corp. Announces the Sale of its West Ranch Holdings and Provides Stock Repurchase Program Update

Littleton, Colorado; July 1, 2010 – Eternal Energy Corp. (OTCBB:EERG; “Eternal”, or the “Company”) announced that it has sold its 75% working interest in the SW Extension of the West Ranch Field, located in Jackson County, Texas, to Century Assets Corporation (“Century”).  Total consideration received from the sale consisted of $225,000 in cash and the assumption of all future plugging liabilities by Century, which are estimated to be approximately $280,000.

Eternal acquired its interest in the West Ranch Field in 2007 through a series of stock and cash transactions.  All operating wells have been shut-in since June 2008 due to excess compression capacity and related costs.  In September 2009, the Company ceased claiming reserves associated with its West Ranch holdings and fully impaired its investment in the West Ranch Field.

 “We are pleased that we were able to monetize our investment in the West Ranch Field and remove ourselves from any future plugging liabilities associated with the wells in the SW Extension,” stated Brad Colby, Eternal’s President and CEO.  “The cash received from the sale will strengthen our working capital position, as well as provide additional funding for future drilling activities in our Hardy and Spyglass Prospects.”

The Company also announced that, as of the close of business on June 30, 2010, it has repurchased and retired 1,881,000 shares of its outstanding common stock at an average purchase price of $0.06 per share pursuant to its stock repurchase program.  SEC rules limit the number of shares that the Company can repurchase on any one day.  On March 29, 2010, the Company’s Board of Directors authorized expending up to US$500,000 to repurchase shares on the open market.

About Eternal Energy Corp.:

Eternal Energy Corp. is an oil and gas company engaged in the exploration of petroleum and natural gas.  The company was incorporated in Nevada on July 25, 2003 to engage in the acquisition, exploration, and development of natural resource properties.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  Certain information included in this press release contains statements that are forward-looking, such as statements relating to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, potential contracts, and/or aspects of litigation.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, Eternal Energy Corp.  These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.  The company assumes no obligation to update any of these forward-looking statements.

CONTACT:	Kirk Stingley
Chief Financial Officer
Eternal Energy Corp.
303-798-5235